UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2007

MORRIS PUBLISHING GROUP, LLC
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

           333-112246                                                                          58-1445060
                    (Commission File Number)                                                 (IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia                                                          30901
   (Address of principal executive offices)                                                       (Zip Code)

(706) 724-0851
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 3, 2007, Morris Publishing Group, LLC, as borrower, entered into an Amendment No. 1  with JPMorgan Chase Bank, N.A. as Administrative Agent under the Credit Agreement dated as of December 14, 2005 (the “Credit Agreement”) between Morris Publishing Group, LLC, Morris Communications Company, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.  Additional parties to the Amendment include the subsidiary guarantors of Morris Publishing Group, LLC and Morris Communications Holding Company, LLC, the parent of Morris Communications Company, LLC.  The lenders party to the Credit Agreement are JPMorgan Chase Bank, N.A., The Bank of New York, Keybank National Association, SunTrust Bank, Wachovia Bank, N.A., Bank of America, N.A., General Electric Capital Corporation, Sumitomo Mitsui Banking Corporation, Allied Irish Banks, P.L.C., AIB Debt Management, Limited, Citizens Bank of Massachusetts, Comerica Bank, US Bank, National Association, First Tennessee Bank, National Association, Mizuho Corporate Bank, Ltd., and Webster Bank, National Association. The Credit Agreement provides for $350 million of senior secured term and revolving credit facilities.

The Credit Agreement contains financial covenants requiring Morris Publishing to meet certain financial tests on an on-going basis, including minimum interest coverage ratio, minimum fixed charge coverage ratio, and maximum cash flow ratios, based upon consolidated financial results of Morris Communications and substantially all of its subsidiaries (including Morris Publishing).  Amendment No. 1 relaxes these financial tests for an 18 month period from and including June 30, 2007 through but excluding December 31, 2008.

A copy of the new Credit Agreement is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit No.                                                                           Description

99.1
Amendment No. 1 dated July 3, 2007 to Credit Agreement dated December 14, 2005, by and between Morris Publishing Group, LLC, various lenders and JPMorgan Chase Bank, N.A. as Administrative Agent, for $350 million of senior secured term and revolving credit facilities.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007	MORRIS PUBLISHING GROUP, LLC /s/ Steve K. Stone
Senior Vice President and Chief Financial Officer